Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in  Registration Statement Nos. 333-181489, 333-181488, 333 113339, and 333-64356 on Form S-8 and Registration Statement Nos. 333-183216 and 333-152806 of Fidelity D & D Bancorp, Inc. and subsidiary, of our report dated March 15, 2016, relating to our audit of the 2015 Consolidated Financial Statements of Fidelity D & D Bancorp, Inc. and subsidiary, which appear in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. and subsidiary for the year ended December 31, 2015.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 15, 2016